N18F1FORM











                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549




                                  FORM N-18F-1



                 Notification of Election Pursuant to Rule 18f-1
                    Under the Investment Company Act of 1940




                  FEDERATED MUNICIPAL OPPORTUNITIES FUND, INC.
                           (Exact Name of Registrant)

                            NOTIFICATION OF ELECTION

    The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.


                                    SIGNATURE

    Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the Registrant has caused this Notification of Election to be duly executed on its behalf in the City of Pittsburgh and the Commonwealth of Pennsylvania on the 8th day of May, 1998.



FEDERATED MUNICIPAL OPPORTUNITIES FUND, INC.
(Name of Registrant)



By:  /s/Matthew S. Hardin


     Matthew s. Hardin
     Assistant Secretary
    Attorney In Fact
    for John F. Donahue